EXHIBIT 4.8

MARIN SOFWARE INCORPORATED (THE “COMPANY”) Amended and Restated 2013 EMPLOYEE STOCK PURCHASE PLAN (“ESPP”) ENROLLMENT/CHANGE FORM

SECTION 1: ACTIONS	CHECK DESIRED ACTION: AND COMPLETE SECTIONS: ☐ Enroll in the ESPP 2 + 3 + 4 + 12 ☐ Change Contribution Percentage 2 + 4 + 12 ☐ Discontinue Contributions 2 + 5 + 12

SECTION 2: PERSONAL DATA	Name: Home Address:	Department:

SECTION 3: ENROLL

I hereby elect to continue to participate in the ESPP. I understand that my enrollment was effective at the beginning of the Offering Period. I elect to purchase shares of the Common Stock of the Company pursuant to the ESPP. I understand that the stock certificate(s) for the shares purchased on my behalf will be issued in street name and deposited directly into my brokerage account. I hereby agree to take all steps, and sign all forms, required to establish an account with the Company’s broker for this purpose.

My participation will continue as long as I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company. I understand that I must notify the Company of any disposition of shares purchased under the ESPP.

SECTION 4: ELECT CONTRIBUTION PERCENTAGE

I hereby authorize the Company to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period % of my compensation (as defined in the ESPP) paid during such Offering Period as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Common Stock pursuant to the ESPP. The percentage must be a whole number (from 1%, up to a maximum of 10%).

Please ☐-increase ☐-decrease my contribution percentage.

Note:  You may change your contribution percentage only once within a Purchase Period to be effective during that Purchase Period and the change can only be to decrease your contribution percentage. An increase in your contribution percentage can only take effect with the next Offering Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

SECTION 5: DISCONTINUE CONTRIBUTIONS	☐

I hereby elect to stop my contributions under the ESPP, effective as soon as reasonably practicable after this form is received by the Company.

Please ☐-refund all contributions to me in cash, without interest OR ☐- use my contributions to purchase shares on the next Purchase Date. I understand that I cannot resume participation until the start of the next Offering Period and must timely file a new enrollment form to do so.

SECTION 6: RESPONSIBILITY FOR TAXES

I acknowledge that, regardless of any action taken by the Company or, if different, my employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the ESPP and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount actually withheld by the Company or my employer. Prior to the purchase of shares, I agree to make adequate arrangements satisfactory to the Company and/or my employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or my employer to satisfy the obligations with regard to all Tax-Related Items by withholding from my wages or other cash compensation payable to me by the Company and/or my employer. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares, if I fail to comply with my obligations in connection with the Tax-Related Items.

If the obligations for Tax-Related Items cannot be satisfied by withholding from my wages or other cash compensation as contemplated herein, then I authorize the Company and/or my employer or their respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired upon a Purchase Date, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent). The Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

SECTION 7: NATURE OF GRANT

By enrolling and participating in the ESPP, I acknowledge, understand and agree that:

• the ESPP is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the ESPP, and I am voluntarily participating in the ESPP;

• my right to participate in the ESPP is voluntary and occasional and does not create any contractual or other right to receive future rights to purchase shares of the Common Stock;

• my participation in the ESPP shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, my employer or the Participating Corporations and shall not interfere with the ability of the Company, my employer or any Participating Corporations to terminate my employment relationship (if any);

• the ESPP and the shares of the Common Stock subject to the ESPP are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

• no claim or entitlement to compensation or damages shall arise from forfeiture of the option under the ESPP resulting from termination of my employment with the Company or my employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of the option and the issuance of shares of the Common Stock under the ESPP to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company, its Participating Corporations or my employer, waive my ability, if any, to bring any such claim, and release the Company, its Participating Corporations and my employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the ESPP, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

• in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided in the ESPP or determined by the Company, my right to participate in the ESPP and my option to purchase shares of the Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee shall have exclusive discretion to determine when I am no longer actively employed for purposes of the ESPP.

SECTION 8: DATA PRIVACY

I hereby consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Enrollment Form and any other ESPP participation materials (“Data”) by and among, as applicable, the Company and its Subsidiaries and my employer (if different) for the exclusive purpose of implementing, administering and managing my participation in the ESPP.

I understand that the Company and my employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options under the ESPP or any other entitlement to shares of the Common Stock awarded, cancelled, exercised, vested, unvested, or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the ESPP.

I understand that Data will be transferred to Raymond James or such other ESPP service provider as may be selected by the Company in the future, which is assisting the Company, with the implementation, administration and management of the ESPP. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, Raymond James and any other possible recipients which may assist the Company, (presently or in the future) with implementing, administering and managing the ESPP to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the ESPP. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the ESPP. I understand that if I reside outside the United States I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with my employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the option to purchase shares of the Common Stock under the ESPP or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the ESPP. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

SECTION 9: ELECTRONIC DELIVERY & ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

SECTION 10: SEVERABILITY

The provisions of this Enrollment Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

SECTION 11: IMPOSITION OF OTHER REQUIREMENTS

The Company may elect to suspend, terminate or modify the terms of the ESPP at any time to the extent permitted by the ESPP. I agree to be bound by such suspension, termination or modification regardless of whether notice is given to me of such event, subject in any case to my right to withdraw from the ESPP in accordance with the ESPP terms.

The Company reserves the right to impose other requirements on my participation in the ESPP, on any shares of the Common Stock purchased under the ESPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SECTION 12: ACKNOWLEDGMENT AND SIGNATURE

I acknowledge that I have received a copy of the ESPP Prospectus (which summarizes the major features of the ESPP). I have read the Prospectus and my signature below (or my clicking on the Accept box if this is an electronic form) indicates that I hereby agree to be bound by the terms of the ESPP.

Signature: Date: